                                                                  EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT
                           ------------------------


Parties:
-------

               ADVANCED ELECTROMAGNETICS, INC.
               a California corporation ("AEMI")
               9257 Mission Gorge Road
               Santee, CA   92072-1719


Sellers:       ANECHOIC SYSTEMS, INC.
               a Nevada corporation ("ANECHOIC")
               9257 Mission Gorge Road
               Santee, CA   92072-1719


               GABRIEL A. SANCHEZ ("SANCHEZ") and BARBARA J. SANCHEZ ("B.J. SANCHEZ")
               9257 Mission Gorge Road
               Santee, CA  92072-1719


Buyer:         ORBIT/FR, INC.
               a Delaware corporation ("BUYER")
               506 Prudential Road
               Horsham, PA   19044


Date:          March 31, 1997
----

Background:    AEMI owns and operates a business (the "Business") specializing
----------
in the design, manufacturing, marketing and sale of absorbing materials applications and goods and services related to such materials and to the testing and application of microwave and related technology for the aerospace industry as well as for other uses. Sanchez, B.J. Sanchez and Anechoic (collectively, the "Sellers") own all of the issued and outstanding shares of capital stock of AEMI ("AEMI's Stock"). The parties desire that Sellers sell and Buyer buys all of AEMI's Stock and the Business, subject to the terms and conditions stated in this Agreement.

  INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements contained herein, AEMI, Sellers and Buyer agree as follows:

SECTION 1:  DEFINED TERMS
-------------------------

  All defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

  1.1  "Accounts Receivable" means (a) any right to payment for goods sold,
        -------------------
leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract, (b) any note receivable, or (c) any other receivable or right to payment of any nature.

  1.2  "Ancillary Agreements" means the agreements entered into incident to this
        --------------------
Agreement.

  1.3  "Asset" means any real, personal, mixed, tangible or intangible property
        -----
of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

  1.4  "Cash Asset" means any cash on hand, cash in bank or other accounts,
        ----------
marketable securities, and other cash-equivalent assets of any nature.

  1.5  "Consent" means any consent, approval, order or authorization of, or any
        -------
declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

  1.6  "Contract" means any written or oral contract, agreement, instrument,
        --------
order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

  1.7  "Contract Right" means any right, power or remedy under any Contract,
        --------------
including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

  1.8  "Disclosure Letter" means the letter delivered by Sellers to Buyer
        -----------------
contemporaneously with the execution and delivery of this Agreement that (i) sets forth information called for by Sellers' representations and warranties, and (ii) clearly identifies the particular provision pursuant to which such information is furnished.

  1.9  "Employee Benefit Plan" means any employee benefit plan or any employee
        ---------------------
benefit or fringe benefit arrangement of any nature, including bonus plans, incentive compensation plans, severance pay plans, vacation pay plans, deferred compensation plans, pension plans, profit sharing plans, retirement plans, payroll savings plans, stock option plans, stock purchase plans, stock ownership plans, hospitalization plans, medical plans, dental plans, disability plans, sick pay plans, group insurance plans, death benefit plans, or employee welfare plans, but not including employment Contracts with individual employees.

  1.10 "Encumbrance" means any lien, security interest, pledge, mortgage,
        -----------
easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

  1.11 "GAAP" means generally accepted accounting principles under United States
        ----
accounting rules and regulations, consistently applied.

  1.12 "Hazardous Substances" means any substance, waste, contaminant, pollutant
        --------------------
or material that has been determined by any federal governmental authority, or any state or local government authority having jurisdiction over the property in question, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (i) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of AEMI's Real Property is located or any United States Law, and (ii) asbestos, polychlorinated biphenyls ("PCBs") and petroleum.

  1.13 "Insurance Policy" means any public liability, product liability, general
        ----------------
liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

  1.14 "Intangible" means any name, corporate name, fictitious name, trademark,
        ----------
trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

  1.15 "Judgment" means any order, writ, injunction, citation, award, decree or
        --------
other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

  1.16 "Law" means any provision of any foreign, federal, state or local law,
        ---
statute, ordinance, charter, constitution, treaty, rule or regulation.

  1.17 "Material" means, with respect to any Person, material, in a legal sense
        --------
or in an accounting sense, to (i) the financial condition or financial performance of such Person, or (ii) the Assets of such Person, or (iii) the Assets of any other Person which are used by such Person and cannot be readily replaced.

  1.18 "Obligation" means any debt, liability or obligation of any nature,
        ----------
whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

  1.19 "Offering Price" means the price at which the Buyer's common stock is
        --------------
valued for the purposes of the Buyer's initial public offering. This price will be jointly determined by the Buyer and its underwriters immediately prior to the first day of public trading of the Buyer's shares.

  1.20 "Permit" means any license, permit, approval, waiver, order,
        ------
authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

  1.21 "Person" means any individual, sole proprietorship, joint venture,
        ------
partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

  1.22 "Prime Rate" means the prime rate of general application as set forth in
        ----------
the "Money Rates" section (or such future section as shall replace it) of The
                                                                          ---
Wall Street Journal (Eastern Edition), as published on a specified date or
-------------------
dates, or, if no date(s) are specified, as the same shall be published from time to time.

  1.23 "Proceeding" means any demand, claim, suit, action, litigation,
        ----------
investigation, arbitration, administrative hearing or other proceeding of any nature.

  1.24 "Real Property" means any real estate, land, building, condominium,
        -------------
townhouse, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

  1.25 "Software" means any computer program, operating system, applications
        --------
system, hardware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

  1.26 "Tangible Property" means any furniture, fixtures, leasehold
        -----------------
improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

  1.27 "Tax" means (i) any foreign, federal, state or local income, earnings,
        ---
profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.


SECTION 2: SALE AND PURCHASE OF AEMI'S STOCK
--------------------------------------------

  2.1  Sale and Purchase.  On the Closing Date (as defined in Section 10.1), and
       -----------------
subject to the terms and conditions of this Agreement including, but not limited to, completion by Buyer of its IPO as hereinafter defined, Sellers shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Sellers, all right, title and interest in and to AEMI's Stock.



SECTION 3:  CONSIDERATION FOR AEMI'S STOCK
----------  ------------------------------


  3.1  Purchase Price.  The total purchase price ("Purchase Price") payable by
       --------------
Buyer to Sellers for AEMI's Stock shall be determined in accordance with the formula set forth in Schedule 3.1.

  3.2  Payment of Purchase Price.  The Purchase Price shall be payable by Buyer
       -------------------------
to Sellers at Closing as follows:

       (a) Buyer shall pay to Seller a dollar amount equal to one-half (1/2) of the Purchase Price (the "Cash Payment").

       (b) The balance of the Purchase Price shall be paid in certain unregistered shares of common stock , par value $ .01 per share, of the Buyer and shall be delivered to and held by Sellers, subject to the provisions of
Section 11.4 (the "Stock Payment"). For purposes hereof, the parties agree that the total number of shares of Buyer payable to Sellers shall be determined by dividing the balance of the Purchase Price by a number equal to the Offering Price established as part of the initial public offering of stock of Buyer (the "IPO") which Buyer contemplates completing contemporaneously with the Closing Date and which is an expressed condition to the transaction contemplated hereunder as more fully provided below.

       (c)  In the event the audited financial statements contemplated by
Schedule 3.1 are not available at or prior to Closing, then $450,000 of the Cash Payment shall be paid at Closing, and the balance of the Purchase Price shall be paid as soon as such audited financial statements are available and the Purchase Price can be determined in accordance with Schedule 3.1. The parties agree to cooperate fully with the auditor in the completion of the audited financial statements contemplated hereunder.

  3.3  Currency and Method of Payment.  All dollar amounts stated in this
       ------------------------------
Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (i) any payment may be made by wire transfer of United States funds; (ii) any payment exceeding $100,000 shall be made by wire transfer of United States funds; (iii) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer's or cashier's check; and (iv) any payment not exceeding $10,000 may be made by ordinary check.

  3.4  Allocation of the Purchase Price.  The Purchase Price shall be allocated
       --------------------------------
among the Stock and the Covenants as set forth on Schedule 3.4.  All parties
                                                  ------------
hereto shall each file all required forms (and any amendments thereto) with the Internal Revenue Service ("IRS") on a timely basis and no party hereto shall take any position on their respective tax returns that is inconsistent with Schedule 3.4.
                  ------------


SECTION 4: REPRESENTATIONS AND WARRANTIES OF SELLERS
----------------------------------------------------

  Knowing that Buyer is relying thereon, Sellers and AEMI, jointly and severally, represent, warrant and covenant to Buyer, as of the Effective Date and as follows:

  4.1  Organization and Authority.  AEMI is a corporation duly organized,
       --------------------------
validly existing and in good standing under the laws of the State of California, the jurisdiction of its organization, and has the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. AEMI is not required to be qualified as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not be Material to AEMI. Sellers have the full legal right, power and capacity to enter into and perform this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. AEMI does not own any subsidiaries or any interest in any other Person. The Disclosure Letter sets forth a list of (i) all names under which, and all addresses at which, AEMI has conducted any business at any time since its formation, and (ii) all fictitious names, product names and other names used by AEMI in connection with the Business during the five-year period ending on the date of this Agreement.
There are no predecessors to the business of AEMI.


  4.2  Capital Structure of AEMI.  The authorized capital stock of AEMI consists
       -------------------------
of 30,000,000 shares of common stock, no par value (the "Common Stock"), of which 17,969,502 shares and 9,000,000 shares are issued, outstanding and owned legally and beneficially by Sanchez and Anechoic, respectively, free and clear of any Encumbrances, as set forth in the Disclosure Letter. Sellers have the full right to sell and transfer all of his right, title and interest in and to AEMI's Stock, and upon delivery and payment for AEMI's Stock as provided herein, Buyer will acquire good and marketable title thereto, free and clear of all Encumbrances. All of the AEMI's issued shares of Common Stock are duly authorized, validly issued and fully paid, with no liability attaching to the Ownership thereof, are not subject to, and were not issued in violation of any preemptive rights and, subject to the articles of incorporation or other organizational documents of AEMI's, are not subject to any preemptive rights except as otherwise waived. Except for this Agreement, there are no Contracts relating to the issuance, sale, redemption, ownership, disposition or voting of any of AEMI's Common Stock or other securities of AEMI.


  4.3  Effect of Agreement.  The execution, delivery and performance of this
       -------------------
Agreement and the Ancillary Agreements by AEMI and Sellers and the consummation by them of the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate action by AEMI and Anechoic, (b) do not and will not constitute a breach or violation of, or a default under, the articles of incorporation, by-laws or other organizational documents of AEMI and Anechoic, (c) do not and will not, with or without notice and/or lapse of time, constitute a breach or violation of, or a default under, any Contract to which AEMI or Sellers are a party or by which AEMI or its Assets or Business is bound,
(d) do not and will not, with or without notice and/or lapse of time, constitute a violation of any Law or Judgment applicable to AEMI or Sellers or to the Business or Assets of AEMI, (e) do not and will not, with or without notice and/or lapse of time, constitute a violation of, and do not and will not result in the revocation, restriction, suspension or modification of any Permit of AEMI, (f) do not and will not, with or without notice and/or lapse of time, accelerate or otherwise modify any Obligation of AEMI, (g) do not and will not, with or without notice and/or lapse of time, result in the creation of any Encumbrance upon, or give to any other Person any interest in, AEMI's Common Stock or other securities of AEMI, or in the Business or Assets of AEMI, and (h) do not require any Consent of any Person, except as listed in the Disclosure Letter ("AEMI's Required Consents"). This Agreement and the Ancillary Agreements constitute the valid and legally binding agreements of AEMI and Sellers (to the extent they are a party thereto or bound thereby), enforceable against each of them in accordance with their respective terms.


  4.4  Financial and Corporate Records.  AEMI's books and records are and have
       -------------------------------
been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect, in all material respects, all of AEMI's Assets and Obligations and all Contracts and transactions to which AEMI is or was a party or by which any of AEMI's or its Business or Assets is or was affected. Copies of the articles of incorporation, by-laws and other organizational documents have been delivered to Buyer. AEMI's corporate minute books contain accurate minutes of all meetings of AEMI's shareholders and board of directors (and committees thereof) and accurate written statements of all actions taken by AEMI's shareholders and board of directors (and committees thereof) without a meeting and accurate and complete records of the issuance and transfer of stock of AEMI since its date of incorporation. The Disclosure Letter sets forth a list of (a) the names and titles of the directors and officers of AEMI, (b) all bank accounts, securities accounts, other accounts, safe deposit boxes and safes of AEMI; the names of the banks, securities firm or other financial institution or Person where any such account, safe deposit box or safe is located; and the names of all persons who have access thereto or who are authorized to make withdrawals therefrom, and (c) the names of all Persons authorized by proxies, powers of attorney or other instruments to act on behalf of AEMI concerning its Business or Assets.


  4.5  Compliance with Law.  AEMI's operations, the conduct of AEMI's Business
       -------------------
as and where such Business has been or presently is conducted, and AEMI's Assets and their uses, comply with all Laws and Judgments applicable to AEMI, and its Business or Assets, except where the failure to so comply would not be Material to AEMI, and AEMI has not received any notice that it is not in compliance.
AEMI has obtained and holds all Permits required for the lawful operation of its Business as and where such Business is presently conducted, except where the failure to do so would not be Material to AEMI. All Permits held by AEMI that are Material to AEMI are listed in the Disclosure Letter.


  4.6  Financial Statements.  Sellers have delivered or shall have delivered as
       --------------------
soon as practicable to Buyer copies of the financial statements of AEMI as of March 31, 1997, 1996 and 1995, and the related statements of operations of AEMI for the years then ended, including the notes thereto, accompanied by the report of independent certified public accountants to AEMI, if any ("AEMI's Annual Financial Statements"). AEMI's Annual Financial Statements were prepared in accordance with GAAP and fairly present the financial condition and results of operations of AEMI as of the date and for the periods indicated.

  4.7  Conduct of Operations.  Except as set forth in the Disclosure Letter,
       ---------------------
from March 31, 1996 to the date of this Agreement:

       (a) Except in the ordinary course of its business consistent with its past practices, AEMI has not (i) created or assumed any Encumbrance upon any of its Business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person, (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person, (v) committed for any capital expenditure, (vi) sold, abandoned or otherwise disposed of any of its Business or Assets, (vii) purchased, leased or otherwise acquired any business, Assets or capital stock of any other Person, (viii) settled any dispute, waived any right or canceled any Obligation, (ix) assumed, entered into or amended any Contract other than this Agreement, or canceled or terminated any Contract other than in accordance with its terms, (x) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, agents or representatives, or (xi) done anything outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

       (b) Even in the ordinary course of its business consistent with its past practices, AEMI has not (i) declared, paid or set aside for payment any dividend or other distribution, or made any direct or indirect redemption, retirement or acquisition of any shares of its capital stock, (ii) made any change in its accounting policies or practices, (iii) paid directly or indirectly any of its Obligations before it became due in accordance with its terms, (iv) issued, or authorized the issuance, of any shares of capital or other securities or granted any rights with respect to its shares of capital or other securities, (v) amended its articles of incorporation, by-laws or other organizational documents, or merged with or into, consolidated with, completely or partially liquidated or dissolved, or was involved in any other business combination with any other Person, (vi) changed, or authorized a change in, the rights of its outstanding capital stock or the character of its Business, or (vii) adopted or amended any Employee Benefit Plan.

       (c) There has been no casualty loss (whether or not covered by insurance) Material to AEMI, and there has been no event or occurrence Material to, or which might be Material to, AEMI.


  4.8  Current Assets.  The Disclosure Letter sets forth a detailed list, as of
       --------------
the date of this Agreement, of all of AEMI's Accounts Receivable (the "Receivables List"), including (i) billed and earned Accounts Receivable, (ii) unbilled but earned Accounts Receivable, (iii) billed but unearned Accounts Receivable (indicating whether collected), (iv) unearned customer deposits, and
(v) the rights to receive payments under Contracts that have not been billed or earned, and all of AEMI's other current assets, grouped by balance sheet
account.   As to all such Accounts Receivable, the Disclosure Letter sets forth the customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts. None of AEMI's current assets, including AEMI's Accounts Receivable, is subject to any Encumbrances.


  4.9  Tangible Property.  The Disclosure Letter sets forth a detailed list, as
       -----------------
of the date of this Agreement, of all of AEMI's Tangible Property, grouped as to type, including date of purchase, location, cost, accumulated depreciation and net book value thereof. Except as set forth in the Disclosure Letter, AEMI has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances. Except as set forth in the Disclosure Letter, all of AEMI's Tangible Property is located at AEMI's Office Locations, and AEMI has the unqualified right to require the immediate return of any of AEMI's Tangible Property not located at AEMI's Office Locations. All Tangible Property owned or used by AEMI is in good condition, ordinary wear and tear (other than that which materially detracts from the value or impairs the present use of the property) excepted, and is sufficient for the Business conducted by AEMI or proposed to be conducted by it.


  4.10 Real Property.  Except for AEMI's Office Locations listed in the
       -------------
Disclosure Letter, there is no Real Property owned or leased by AEMI. None of AEMI's Real Property, nor the occupancy, maintenance or use thereof by AEMI, is in violation of any Contract or Law, and no notice from any lessor, governmental body or other Person has been received by AEMI claiming any violation of any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration or installations. All Real Property leased by AEMI is in good condition, ordinary wear and tear (other than that which materially detracts from the value or impairs the present use of the property) excepted, and is sufficient for the business conducted by AEMI or proposed to be conducted by it. AEMI has not placed or caused to be placed, and neither AEMI nor any Seller has any knowledge or belief that there exists, any Hazardous Substances (i) on or under any of AEMI's Real Property; or (ii) discharged, spilled, disposed of or otherwise released by or at the discretion of AEMI or Sellers which would provide a basis for any liability for personal injury, property damage, environmental cleanup or natural resources damage.


  4.11 Software and Intangibles.  Except for Software which is readily available
       ------------------------
commercially, the Disclosure Letter sets forth a detailed list and description of all Software and Intangibles owned or used by AEMI. Except as set forth in the Disclosure Letter, AEMI has (i) good and marketable title to all of its owned Software and Intangibles, free and clear of any Encumbrances, and (ii) the right to use all non-owned Software and Intangibles used by it. The Software and Intangibles owned or used by AEMI are adequate for the Business conducted by it or proposed to be conducted by it. None of the Software or Intangibles owned or used by AEMI, or their respective past or current uses, has violated or infringed upon or is violating or infringing upon any Software or Intangible of any Person, and to the knowledge of AEMI and Sellers, no Person is violating or infringing upon any Software or Intangibles owned by AEMI. None of AEMI's owned Software or Intangibles is owned by or registered in the name of any current or former shareholder, director, officer, employee, salesman, agent, representative or contractor of AEMI, nor does any such Person have any interest therein or right thereto.


  4.12 Obligations.
       -----------

       (a) The Disclosure Letter sets forth a detailed list, as of the date of this Agreement, of all of AEMI's accounts payable, accrued expenses and other current and long-term liabilities, grouped by balance sheet account. Except as set forth in the Disclosure Letter, AEMI has no Obligations other than (i) Obligations listed in the Disclosure Letter, and (ii) Obligations under the Specified Contracts listed in the Disclosure Letter.

       (b) Anechoic has no Obligations other than Obligations listed in the Disclosure Letter.

  4.13 Contracts.
       ---------

       (a) The Disclosure Letter sets forth a detailed list of all of the following types of Contracts to which AEMI is a party or by which AEMI or its Business or Assets is bound (collectively, the "Specified Contracts"), grouped into the following categories: (i) Contracts with customers, indicating whether such Contracts are on fixed price basis, a cost plus basis or some other basis,
(ii) loan agreements, mortgages, notes, and other financing Contracts, (iii) Contracts for the purchase, sale, lease or use of Real Property of any nature,
(iv) Contracts for the purchase, lease, license and/or maintenance of Tangible Property, Intangibles or Software under which AEMI is the purchaser, licensee, lessee or user, and other supplier Contracts that are Material to AEMI, (v) Contracts with current or former shareholders, officers, directors, employees, agents or representatives of AEMI, or any affiliates, associates or family members of any current or former shareholder, officer or director of AEMI (other than Contracts that constitute Employee Benefit Plans), (vi) Contracts under which AEMI agrees to indemnify any Person, share the tax liability of any Person, or guarantee any Obligation of any Person, or any similar Contract,
(vii) Contracts containing covenants of AEMI not to compete in any line of business or with any Person in any geographical area, (viii) Contracts for joint ventures, partnerships or strategic alliances, and (viii) other Contracts that are Material to AEMI (other than Contracts that constitute Insurance Policies). Copies of each written Specified Contract have been delivered to Buyer, and a description of each oral Specified Contract is included in the Disclosure Letter.

       (b) With respect to the Specified Contracts, (i) AEMI is not in default thereunder or would be in default thereunder, with or without notice and/or lapse of time, (ii) to the knowledge of AEMI and Sellers, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder, with or without notice and/or lapse of time, and (iii) AEMI has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. With respect to the Specified Contracts with customers, there are no burdensome or onerous provisions in any such Specified Contract and, to the knowledge of AEMI and Sellers, there is no fact or circumstance that would adversely affect AEMI's ability to perform any such contract within budget and AEMI will be able to perform its obligations under each such Specified Contract on a profitable basis. Except as set forth in the Disclosure Letter, there are no currently outstanding proposals or offers submitted by AEMI within (60) days of the date hereof to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of AEMI involving other than standard products quoted pursuant to a standard price list.


  4.14 Customers and Suppliers.   The Disclosure Letter sets forth a list of all
       ------------------------
of AEMI's customers and suppliers. AEMI's relationship with each customer and supplier is continuing on a good basis. No customer or supplier has given notice of or otherwise indicated any intent to terminate or not renew its Contracts with AEMI before its scheduled expiration or otherwise to terminate its relationship with AEMI. Neither AEMI nor Sellers has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any Customer or supplier.

  4.15 Employees and Independent Contractors.  The Disclosure Letter sets forth
       -------------------------------------
a list of all of AEMI's employees, together with (i) their titles or responsibilities, (ii) their social security numbers and states or countries of residence, (iii) their current salaries or wages, (iv) their dates of hire, (v) their last compensation changes and the dates on which such changes were made,
(v) any specific bonus, commission or incentive plans or agreements for or with them, including all bonuses, commissions and incentives paid during the past twelve months, and (vi) any outstanding loans or advances made to them. The Disclosure Letter sets forth a list of all sales representatives and independent contractors engaged by AEMI, their tax identification numbers and states or countries of residence, their payment arrangements and a brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed in the Disclosure Letter and except for any limitations of general application which may be imposed under applicable employment Laws, AEMI has the right to terminate the employment of each of its employees at will and without incurring any penalty or liability other than liability for severance pay in accordance with AEMI's disclosed severance pay policy. AEMI is in full compliance with all Laws respecting employment practices, except where the failure to so comply would not be Material to AEMI. AEMI's relations with its employees are currently on a good and normal basis, and there have been no strikes or labor disputes involving AEMI. AEMI is not subject to any Contract with any labor union, and to the knowledge of AEMI and the Sellers, no labor union has sought to represent any employees of AEMI. No employee of AEMI has indicated an intention to terminate his or her employment with AEMI. Neither AEMI nor any Seller has any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with AEMI's employees.


  4.16 Employee Benefit Plans. Except as set forth in the Disclosure Letter
       ----------------------
AEMI has not established, maintained or been required to contribute to any Employee Benefit Plans and AEMI has not proposed any Employee Benefit Plans which AEMI will establish, maintain, or to which AEMI will be obligated to contribute, and AEMI has not proposed any changes to any Employee Benefit Plans now in effect (all of the preceding referred to collectively hereinafter as "AEMI's Employee Benefit Plans"). The Disclosure Letter includes a description of each Employee Benefit Plan that is currently in effect or as to which AEMI has any current or future Obligation, which description indicates the employees covered or affected thereby and all of the Obligations of AEMI thereunder. Copies of all Employee Benefit Plans are described in the Disclosure Letter and all written materials used by AEMI to describe its Employee Benefit Plans to employees have been delivered to Buyer. If permitted and/or required by applicable Law, AEMI has properly submitted all of AEMI's Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Internal Revenue Code to the IRS for its approval within the time prescribed therefore under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS are attached to the Disclosure Letter. With respect to AEMI's Employee Benefit Plans, AEMI will have made, on or prior to the Closing Date, all payments required to be made by it or on prior to the Closing Date and will have accrued (in accordance with generally accepted accounting principles consistently applied) as of the Closing Date all payments due but not yet payable as of the Closing Date. AEMI has never been obligated to contribute to a Multiemployer Plan (as defined in ERISA or the Code) or any Employee Benefit Plan that is subject to the minimum funding standards of ERISA or the Code or to Title IV of ERISA. AEMI has furnished Buyer with a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of AEMI's Employee Benefit Plans. All of AEMI's Employee Benefit Plans are, and have been, operated in full compliance with their provisions and with all applicable Laws. Neither the execution and deliver of this Agreement nor the consummation of the transactions contemplated hereby will

(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from AEMI under any of AEMI's Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of AEMI's Employee Benefit Plans or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending actions, claims, or lawsuits which have been asserted or instituted against any of AEMI's Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or against any fiduciary of any of AEMI's Employee Benefit Plans (other than routine benefit claims) nor does AEMI have knowledge of facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits of any of AEMI's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of AEMI's Employee Benefit Plans which have been threatened or instituted nor does AEMI have knowledge of facts which could form the basis for any such investigation or audit. Except as set forth in the Disclosure Letter, no event has occurred or will occur which will result in Liability to AEMI in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by AEMI or by any other entity which, together with AEMI, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414 (b)(of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414 (c) of the Code or 4001 of ERISA),
(iii) an affiliated service group (within the meaning of Section 414 (m) of the Code) or (iv) another arrangement covered by Section 414 (o)(of the Code).

  4.17 Taxes.
       -----

       (a) Tax Returns.   AEMI has timely filed all returns, declarations,
           -----------
reports and statements ("Tax Returns") required to be filed by it relating to any Tax, all of which were accurately prepared. AEMI has duly paid all Taxes and withholdings required to be paid by it in respect of such Tax Returns. AEMI has properly withheld from payments to its employees, contractors, salesmen, agents, representatives, vendors and other Persons all amounts required by Law to be withheld, and AEMI has timely filed all Tax Returns required to be filed by it with respect to such withholdings. Copies of all sales, use, excise, payroll, withholding and similar Tax Returns filed by AEMI since January 1, 1993 have been delivered to Buyer. No audit or similar Proceeding is pending or, to the knowledge of Sellers, threatened against AEMI, no notice of deficiency or adjustment has been received by AEMI, by or from any governmental taxing authority, and no Tax is being contested by AEMI. All deficiencies asserted or threatened by the IRS or any other governmental taxing authority relating to AEMI have been paid, fully satisfied or adequately provided for on the books and records of AEMI. There are no agreements or waivers in effect which provide for an extension of time for the assessment of any Tax against AEMI.


  4.18 Proceedings and Judgments.  No Proceeding is currently pending or, to the
       -------------------------
knowledge of the Sellers, threatened, nor has any Proceeding occurred at any time since January 1, 1990, to which AEMI is or was a party, or by which AEMI's Stock, business or Assets is or was affected, and there is no basis known to AEMI and Sellers for any such Proceeding. No Proceeding is currently pending or, to the knowledge of the Sellers, threatened against AEMI or any Seller, relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. No Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1990, against AEMI, or by which AEMI's Stock, Business or Assets or the Assets of any other Person which are used by AEMI, is or was affected. No breach of contract, breach of warranty, tort, negligence; infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the knowledge of AEMI or any Seller, threatened by or against AEMI except where such claim would not be Material to AEMI, and there is no basis known to AEMI or any Seller to any such claim.


  4.19 Insurance.  The Disclosure Letter sets forth a list of the Insurance
       ---------
Policies currently owned or maintained by AEMI (excluding Insurance Policies that constitute Employee Benefit Plans) and all liability and errors and omissions Insurance Policies owned or maintained by AEMI at any time since January 1, 1990. Except as indicated in the Disclosure Letter, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. Copies of all Insurance Policies described in the Disclosure Letter have been delivered to Buyer. Each such Insurance Policy is or was (i) in full force and effect during the period(s) of coverage indicated in the Disclosure Letter,
(ii) with financially sound and reputable insurance companies or associations, and (iii) in amounts and covering such risks as were or are sufficient to allow AEMI to replace any of its Assets that might be damaged or destroyed, protect it and its Business from risks customarily insured against by companies engaged in similar businesses in the same general areas without it becoming a co-insurer, and comply with the requirements of all Laws, Contracts and Permits applicable to it or its business or Assets. Except as described in the Disclosure Letter, there are no claims pending under any of the Insurance Policies described in the Disclosure Letter. AEMI has not received any notice of cancellation with respect to any of its current Insurance Policies, and there is no basis for the insurer thereunder to terminate any of AEMI's current Insurance Policies.


  4.20 Questionable Payments.  Neither AEMI, nor any Seller, nor any of AEMI's
       ---------------------
current or former shareholders, directors, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of Sellers or any of its predecessors), (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties, (iv) has made any false or fictitious entries on the books and records of AEMI, (v) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible by AEMI for corporation tax purposes.


  4.21 Related Party Transactions.  Except as set forth on in the Disclosure
       --------------------------
Letter, there are no Contracts under which AEMI has any current or future Obligations, or any other arrangements or transactions of any nature, between AEMI and (i) any current or former shareholder, partner, director, officer or controlling Person of AEMI, (ii) any other Person affiliated or associated with AEMI, or (iii) any affiliate, associate or family member of any Person listed in clause (i) of this Section 4.21.


  4.22 Brokerage Fees.  No Person acting on behalf of AEMI or Sellers shall be
       --------------
entitled to any brokerage or finder's fees in connection with the transactions contemplated by this Agreement.

  4.23 Full Disclosure.  No representation or warranty made by AEMI or any
       ---------------
Seller in this Agreement or pursuant hereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The Disclosure Letter and copies of documents attached thereto or otherwise delivered to Buyer pursuant to or in connection with this Agreement are accurate and complete and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer's understanding thereof. There is no fact known to Sellers that has not been disclosed to Buyer in the Disclosure Letter that was or is, or so far as AEMI and Sellers can reasonably foresee will be, Material to AEMI or to the ability of AEMI or any Seller to perform their obligations under this Agreement.


SECTION 5:  REPRESENTATIONS AND WARRANTIES OF BUYER
---------------------------------------------------

  Knowing that Sellers are relying thereon, Buyer represents and warrants to Sellers as follows:


  5.1  Organization and Authority.  Buyer is a corporation duly organized,
       --------------------------
validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and has the full corporate power and authority to enter into and perform this Agreement, and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.

  5.2  Effect of Agreement.  Buyer's execution, delivery and performance of this
       -------------------
Agreement, and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate actions by Buyer, (ii) do not and will not constitute a breach or violation of, or a default under, the articles of incorporation and by-laws of Buyer (iii) do not and will not, with or without notice and/or lapse of time, constitute a breach or violation of, or default under, any Contract to which Buyer is a party or by which Buyer or its Assets or Business, is bound, (iv) do not and will not, with or without notice and/or lapse of time, constitute a violation of any Law or Judgment, applicable to Buyer or its Business or Assets, and (v) do not require the Consent of any Person. This Agreement, and the Ancillary Agreements to which it is a party constitute the valid and legally binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

  5.3  Proceedings.  No Proceeding is currently pending or to the knowledge of
       -----------
Buyer, threatened, against Buyer relating to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.

  5.4  Brokerage Fees.  No Person acting on behalf of Buyer is entitled to any
       --------------
brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

  5.5  Full Disclosure.  No representation or warranty made by Buyer in this
       ---------------
Agreement or pursuant hereto, contains any untrue statement of any material fact and omits to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

SECTION 6:  CERTAIN OBLIGATIONS OF SELLERS PENDING CLOSING
----------------------------------------------------------


  6.1  Investigation.  During the period from the date of this Agreement to the
       -------------
Closing Date, (i) to the extent reasonably requested by Buyer, AEMI shall permit Buyer and its authorized representatives to have full access to its Office Locations and other facilities during normal business hours, to observe the Business operations, to meet with AEMI's employees, and to audit, examine and copy all of AEMI's files, books and records, and other documents and papers relating to the Business, and (ii) AEMI shall provide to Buyer and its authorized representatives all information concerning the Business and its Assets, and all information concerning the financial condition of AEMI, that is reasonably requested by Buyer.

  6.2  Conduct Pending Closing.  During the period from the date of this
       -----------------------
Agreement to the Closing Date, except with the express prior written consent of
Buyer:

       (a) AEMI shall, and Sellers shall cause AEMI to, (i) conduct the Business in a manner consistent with past practices, shall not make any change in its business practices that is or would be Material to AEMI, and (ii) in good faith, use its best efforts to preserve the Business organization intact, retaining the services of its current employees, salesmen, contractors, agents and representatives and maintaining the good will of its suppliers, customers and other Persons having business relations with AEMI.

       (b) Except in the ordinary course of its business consistent with its past practices, AEMI shall not, and Sellers shall cause AEMI not to, (i) create or assume any Encumbrance upon AEMI's Assets, (ii) incur any Obligation involving an amount exceeding $5,000 in any single case or $10,000 in the aggregate, (iii) make any loan or advance to any Person, (iv) assume, guarantee or otherwise become liable for any Obligation of any Person, (v) commit for any capital expenditure, (vi) purchase, lease, or otherwise acquire any business, Assets or capital stock of any other Person, (vii) sell, abandon or otherwise dispose of any of AEMI's Business or Assets, (viii) settle any dispute, waive any right or cancel any Obligation of AEMI, (ix) assume or enter into or amend any Contract involving an amount exceeding $5,000 in any single case or $10,000 in the aggregate, or cancel or terminate any Contract other than in accordance with its terms, (x) increase, or authorize an increase in, the compensation or benefits paid or provided to any of AEMI's directors, officers, employees, agents or representatives, (xi) initiate any lawsuit or other Proceeding, or
(xii) undertake any transactions or reclassifications that would affect non-current assets or non-current liabilities by more than $10,000, or (xiii) do anything outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

       (c) AEMI shall not, and Sellers shall cause AEMI not to, (i) do or omit to do any act, or permit any act or omission to occur, which will cause a breach or violation of, or a default under, any of its Contracts, Insurance Policies or Permits, except where the breach or violation would not be Material to the AEMI,
(ii) completely or partially liquidate or dissolve, or (iii) terminate any part of the Business.

       (d) AEMI shall, and Sellers shall cause AEMI to, (i) maintain AEMI's Office Locations in good condition and repair, (ii) maintain AEMI's Insurance Policies and Permits in full force and effect, (iii) comply with all applicable Contracts, Permits and Laws, except where the failure to so comply would not be Material to AEMI, (iv) duly and timely withhold from payments to employees, contractors, salesmen, agents, representatives, vendors and other Persons involved in the Business all amounts required by Law to be withheld and timely file all Tax Returns required to be filed by it with respect to such withholdings.

       (e) AEMI shall, and Sellers shall cause AEMI to, maintain its existence and good standing in the State of California and its good standing as a foreign corporation in each jurisdiction where it is currently qualified as a foreign corporation.

       (f) AEMI shall not, and Sellers shall cause AEMI not to, enter into any Contract which requires or commits it to take any action or omit to take any action which would be inconsistent with the foregoing provisions of this Section 6.2.

       (g) AEMI shall, and Sellers shall cause AEMI to, have its independent certified public accountants to prepare and forward to Buyer,, in a timely manner, an annual financial statement for the fiscal year ending March 31, 1997

  6.3  Acquisition Proposals.  Neither AEMI nor any Seller, nor any of AEMI's
       ---------------------
officers, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than Buyer and its respective officers, employees, representatives and agents) concerning any sale of any of AEMI's Assets, any sale of capital stock or other securities of AEMI, or any merger, consolidation, business combination or similar transaction involving AEMI or its Business or Assets.

  6.4  Material Consents.  Between the date of this Agreement and the Closing
       -----------------
Date, AEMI shall, and Sellers shall cause AEMI to, in good faith, use its best efforts to obtain all of AEMI's Required Consents.

  6.5  Advice of Changes.  Between the date of this Agreement and the Closing
       -----------------
Date, AEMI and Sellers shall promptly advise Buyer in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that any such advice shall not be deemed to modify the representations, warranties and covenants of AEMI contained in this Agreement).

  6.6  Best Efforts.  AEMI and Sellers shall use their best efforts to
       ------------
consummate the transactions contemplated by this Agreement in accordance herewith, and AEMI and Sellers shall not take, cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.


SECTION 7:  CERTAIN OBLIGATIONS OF BUYER PENDING CLOSING
--------------------------------------------------------


  7.1  Material Consents.  Between the date of this Agreement and the Closing
       -----------------
Date, Buyer shall in good faith cooperate with AEMI in its efforts to obtain all of AEMI's Required Consents.

  7.2  Advice of Changes.  Between the date of this Agreement and the Closing
       -----------------
Date, Buyer shall promptly advise AEMI in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that any such advice shall not be deemed to modify the representations, warranties and covenants of Buyer contained in this Agreement).

  7.3  Best Efforts.  Buyer shall use its best efforts to consummate the
       ------------
transactions contemplated by this Agreement in accordance herewith, and Buyer shall not take, cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.


SECTION 8:  CONDITIONS PRECEDENT TO CLOSING BY SELLERS
------------------------------------------------------

  Each obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Sellers in writing:

  8.1  Representations of Buyer.  All representations and warranties of Buyer
       ------------------------
contained in this Agreement shall be accurate on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

  8.2  Performance by Buyer.  All of the covenants, terms and conditions of this
       --------------------
Agreement to be satisfied or performed by Buyer on or before the Closing Date shall have been substantially satisfied or performed.

  8.3  Absence of Proceedings.  No Proceeding shall have been instituted or
       ----------------------
threatened on or before the Closing Date by any Person (other than AEMI or Sellers), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.


SECTION 9:  CONDITIONS PRECEDENT TO CLOSING BY BUYER
----------------------------------------------------

  Each obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Buyer in writing:


  9.1  Representations of Sellers.  All of the representations and warranties of
       --------------------------
Sellers contained in this Agreement shall be accurate on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, and the Schedules and Disclosure Letter accompanying this Agreement shall be complete, accurate and current on and as of the Closing Date, with only such changes as are expressly permitted in and are consistent with the terms of this Agreement.

  9.2  Performance by AEMI and Sellers.  All of the covenants, terms and
       -------------------------------
conditions of this Agreement to be satisfied or performed by AEMI and Sellers on or before the Closing Date shall have been substantially satisfied or performed.

  9.3  Absence of Adverse Changes.  There shall not have been any adverse
       --------------------------
changes Material to AEMI between the date of this Agreement and the Closing
Date.

  9.4  Absence of Proceedings.  No Proceeding shall have been instituted or
       ----------------------
threatened on or before the Closing Date by any Person (other than Buyer), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

  9.5  Material Consents.  AEMI and Sellers shall have obtained all of AEMI's
       -----------------
Required Consents.

  9.6  Initial Public Offering.  Buyer shall have completed its IPO.
       -----------------------

SECTION 10:  CLOSING
--------------------


  10.1 Closing.  Unless this Agreement is terminated in accordance with Section
       -------
13, the closing on the sale of AEMI's Stock by Sellers to Buyer and the other transactions contemplated by this Agreement ("Closing") shall be held at 10:00 A.M. local time on June 12, 1997, or such other time and date as is agreed upon by Sellers and Buyer ("Closing Date"), provided that the Closing shall not be held later than September 30, 1997. The Closing shall be held at the offices of Buyer's counsel, Blank, Rome, Comisky & McCauley, Four Penn Center Plaza, Philadelphia, Pennsylvania, 19103, or such other location as is agreed upon by Sellers and Buyer; provided, however, that if acceptable to Sellers and Buyer, Closing may be effected by facsimile transmission of executed Closing Documents (as defined in Section 10.2) and payment of the Purchase Price in the manner set forth in Section 3.3 and by sending original copies of Closing Documents by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties at their addresses stated on the first page of this Agreement by the fifth business day following the Closing Date. Except to the extent prohibited by Law, the Closing shall be considered effective as of the close of business on the Closing Date or such other effective date as is agreed upon in writing by Sellers and Buyer ("Effective Date").

  10.2 Obligations of Sellers at Closing.  At the Closing, Sellers shall deliver
       ---------------------------------
to Buyer the following (collectively, with the documents required to be delivered by Buyer pursuant to Section 10.3, the "Closing Documents"):

       (a) AEMI's Stock. Certificates representing all of AEMI's Stock, with any
           ------------
required transfer stamps affixed, together with evidence of payment of any transfer taxes relating thereto; and with assignments separate from certificates duly executed by Sellers to transfer all of AEMI's Stock to Buyer.

       (b) Resignations.  Resignations of such directors and officers of AEMI as
           ------------
Buyer shall designate in writing to Sellers, effective on the Closing Date or such other date as Buyer shall determine, duly executed by such officers and directors.

       (c) Resolutions.  Copies of the resolutions duly adopted by the board of
           -----------
directors or AEMI, the shareholders of AEMI, if applicable, the board of directors of Anechoic and the shareholders of Anechoic, if applicable, authorizing AEMI to enter into and perform this Agreement and the Ancillary Agreements, certified by proper officers of AEMI as in full force and effect on and as of the Closing Date.

       (d) Good Standing Certificates of AEMI.  Good standing certificates for
           ----------------------------------
AEMI from the State of California dated no earlier than fifteen (15) days before the Closing Date.

       (e) Good Standing Certificates of Anechoic.  Good standing certificates
           --------------------------------------
for Anechoic from the State of Nevada dated no earlier than fifteen (15) days before the Closing Date.

       (f) Incumbency Certificate.  A certificate, dated the Closing Date,
           ----------------------
executed by the Secretary or Assistant Secretary of AEMI, certifying the names, titles and signatures of all of AEMI's officers who execute this Agreement, and the Ancillary Agreements and other documents on behalf of AEMI, and the authority of such officers to do so, in form and substance acceptable to Buyer.

       (g) Closing Certificate.  A certificate ("Sellers' Closing Certificate"),
           -------------------
dated the Closing Date and duly executed by Sellers in which Sellers represent and warrant to Buyer that (i) all of the representations and warranties of Sellers contained in this Agreement are accurate on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date;
(ii) the Disclosure Letter is complete and accurate on and as of the Closing Date, with only such changes as are expressly permitted in and are consistent with the terms of this Agreement (all of which changes shall be set forth in an attachment to Closing Certificate); (iii) all of the covenants, terms and conditions of this Agreement to be satisfied or performed by AEMI and Sellers on or before the Closing Date have been substantially satisfied or performed; (iv) there have not been any adverse changes Material to AEMI between the date of this Agreement and the Closing Date; and (v) as of the Closing Date, no Proceeding has been instituted or threatened in writing against AEMI or either Seller by any Person, and no Judgment has been issued against AEMI or either Seller, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

       (h) Minute Books.  All of AEMI's minute books and stock books concerning
           ------------
all items described in Section 4.4.

       (i) Consents.  The original copies of all Required Consents obtained by
           --------
AEMI and/or Sellers.

       (j) Documents of Transfer.  All instruments or documents necessary to
           ---------------------
change the names of individuals authorized to draw on or have access to the accounts and safe deposit boxes described on Schedule 4.4, and all keys and combinations to all safe, lock boxes and other depositories described on
Schedule 4.4.

       (k) Other Documents.  All other agreements, certificates, instruments and
           ---------------
documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

  10.3 Obligations of Buyer at Closing.  At the Closing, Buyer shall deliver to
       -------------------------------
Sellers the following:

       (a) Closing Payment.  Telephone confirmation of the wire transfer of
           ---------------
funds in the amount of the Closing Payment, in accordance with Sellers' proper wire transfer instructions, and delivery of the Stock Payment.

       (b) Resolutions.  Copies of the resolutions duly adopted by the board of
           -----------
directors of Buyer, authorizing Buyer to enter into and perform this Agreement, and the Ancillary Agreements, certified by proper officers of Buyer as in full force and effect on and as of the Closing Date.

       (c) Good Standing Certificates.  Good standing certificates for Buyer
           --------------------------
from the State of Delaware, dated no earlier than fifteen (15) days before Closing Date.

       (d) Incumbency Certificate.  A certificate, dated the Closing Date,
           ----------------------
executed by the Secretary or Assistant Secretary of Buyer, certifying the names, titles and signatures of all of Buyer's officers who execute this Agreement, the Ancillary Agreements and other documents on behalf of Buyer, and the authority of such officers to do so, in form and substance acceptable to Sellers.

       (e) Closing Certificate.  A certificate ("Buyer's Closing Certificate"),
           -------------------
dated the Closing Date and duly executed by Buyer, in which Buyer represents and warrants to Sellers that: (i) all of the representations and warranties of Buyer contained in this Agreement are true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date; (ii) all of the covenants, terms and conditions of this Agreement to be satisfied or performed by Buyer on or before the Closing Date have been substantially satisfied or performed; and (iii) as of the Closing Date, no Proceeding has been instituted or threatened in writing against Buyer by any Person, and no Judgment has been issued against Buyer, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

       (f) Other Documents.  All other agreements, certificates, instruments and
           ---------------
documents reasonably requested by Sellers in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.


SECTION 11:  CERTAIN OBLIGATIONS OF SELLERS AND BUYER AFTER CLOSING
-------------------------------------------------------------------


  11.1 Cooperation with Buyer.  From and after the Effective Date, (i) Sellers
       ----------------------
shall fully cooperate to place Buyer in full possession and enjoyment of all of AEMI's Assets and to transfer to Buyer the full control and benefits of the Business; (ii) Sellers shall not undertake any action, directly or indirectly, alone or together with any other Person, which obstructs or impairs the smooth assumption by Buyer of the Business; and (iii) all correspondence, papers, documents and similar items and materials received by Sellers relating to the Specified Assets, or otherwise relating to the Business, shall be immediately forwarded to Buyer.

  11.2 Further Assurances.  At any time and from time to time after the date of
       ------------------
this Agreement, at Buyer's request and expense, and without further consideration, AEMI and Sellers shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, AEMI shall timely file all Tax returns and reports required to be filed with respect to the Assets and Business for all periods ending on or before the Effective Date.

  11.3 Nondisclosure.  At all times after the Closing Date, except with Buyer's
       -------------
express prior written consent, Sellers shall not, directly or indirectly (through subsidiaries, affiliates, associates or otherwise), communicate, disclose or divulge to any Person (other than Buyer), or use for the benefit of any Person (other than Buyer), any confidential or proprietary knowledge or information, no matter when or how acquired, concerning AEMI's Assets or the conduct and details of the Business, including (a) the identity of customers, prospects and suppliers, (b) names, addresses and telephone numbers of individual contacts at customers and prospects, (c) fees, renewal dates, and other details of customer contracts and proposals, (d) pricing policies, marketing strategies, product strategies, technical know-how, trade secrets, and methods of operations, (e) software designs and concepts, (f) budgets and other nonpublic financial information, and (g) expansion plans, management policies, and other business strategies and policies. For purposes of this Section 11.6, confidential information shall not include any information that is now known by the general public or becomes known by the general public other than as a result of any improper act or omission of AEMI or any Sellers.

  11.4 Holding Period and Request for Registration.  Sellers agree that for a
       -------------------------------------------
period of two (2) years following the Closing Date (the "Holding Period"), neither of them, directly or indirectly, shall sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of the securities of the Buyer representing the Stock Payment. Buyer agrees that if at the conclusion of the Holding Period, the securities of the Buyer representing the Stock Payment are not freely tradeable as if registered under the Securities Act of 1933 (the"Act"), then Buyer, upon the written request of either of the Sellers agrees to file or cause to be filed as soon thereafter as practicable with the United States Securities and Exchange Commission a registration statement covering the registration of such securities under the Act.

  11.5 Debt Repayment.  Buyer agrees that within thirteen months of the Closing
       --------------
Date, it will cause AEMI to repay its outstanding long-term debt obligation to Sanchez inclusive of principal and interest . Until repaid, Buyer will endeavor to cause accrued interest and $5,000 of principal to be paid to Sanchez on a monthly basis.

  11.6 Noncompetition.  Sellers acknowledge that the Business conducted by AEMI
       --------------
and the business conducted by Buyer (referred to collectively, as "Buyer's Business") are highly competitive, require substantial and continuous expenditures of money and the time of skilled experts to develop, market and support, and are marketed on a worldwide basis. Accordingly, for a period of five years after the Closing Date, except with Buyer's express prior written consent, Sellers shall not, directly or indirectly (through subsidiaries or affiliates), in any capacity, for the benefit of any Person, at any location worldwide:

       (a) Communicate with or solicit any Person who is then a customer of Buyer or the Business in any manner which interferes or might interfere with such relationship between such Person and Buyer or the Business, or in an effort to obtain such Person as a customer of any Person that conducts a business competitive with or similar to Buyer's Business or the Business.

       (b) Communicate with or solicit any Person who is then an employee, salesman, agent or representative of Buyer or the Business in any manner which interferes or might interfere with such relationship between such Person and such Buyer Company or the Business, or in an effort to obtain such Person as an employee, salesman, agent or representative of any Person that conducts a business competitive with or similar to Buyer's Business or the Business.

       (c) Establish, own, finance, manage, operate or control, or participate in the establishment, ownership, financing, management, operation or control of, any Person that conducts a business competitive with or similar to Buyer or the Business except the following: j(i) the ownership interest of Sanchez in Anechoic; and (ii) the ownership interest of Sanchez in Advanced
Electromagnetics Measurement, Inc., a Colorado corporation.

  11.7 Consideration.  Sellers expressly acknowledge that (i) the restrictive
       -------------
covenants of this Section 11 ("Covenants") are a material part of the consideration bargained for by Buyer, and (ii) without the agreement of Sellers to be bound by the Covenants, Buyer would not have agreed to enter into this Agreement and consummate the transactions contemplated hereby.

  11.8 Enforcement.  Sellers expressly acknowledge that any breach by either of
       -----------
them of any of the Covenants will result in irreparable injury to Buyer for which money damages could not adequately compensate. If there is such a breach, Buyer shall be entitled, in addition to all other rights and remedies it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Sellers and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Sellers or any such other Person may have against Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Buyer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

  11.9 Scope.  If any portion of any Covenant or its application is construed to
       -----
be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.


SECTION 12:  INDEMNIFICATION AND SETOFF
---------------------------------------


  12.1 Indemnification Obligations of Sellers.  From and after the Closing Date,
       --------------------------------------
Sellers shall, jointly and severally, indemnify and hold harmless Buyer, and its successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

       (a) Any misrepresentation, breach or failure of any warranty or representation made by AEMI or Sellers in this Agreement.


       (b) Any failure or refusal by AEMI or Sellers to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by them.

       (c) Any Obligation of AEMI for any Tax, including, but not limited to,
(i) any tax payable by AEMI, with respect to AEMI's business operations except to the extent that any accruals or reserves therefor shall be clearly reflected on AEMI's March 31, 1996 balance sheet for the period ending March 31, 1996 described in Section 4.6 ("March 31, 1996 Balance Sheet"), (ii) any Tax payable by AEMI with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of AEMI's Assets at any time before the Effective Date except to the extent that any accruals or reserves therefor shall be clearly reflected on the March 31, 1996 Balance Sheet, and (iii) any tax resulting from the sale of AEMI's Stock to Buyer and the other transactions contemplated hereby. Any obligation of AEMI for any Tax shall be subject to indemnification under this Section 12.1 notwithstanding that the same may be assessed against or imposed upon Buyer.

       (d) Any Proceeding against Buyer by or on behalf of any employee of AEMI who is not hired by Buyer.

       (e) Any Proceeding against Buyer by any Person based on any act or omission occurring prior to the Closing Date relating to or arising in connection with AEMI's operation of the Business.

       (f) Any Proceeding against Buyer by a shareholder of Anechoic arising out of a failure of Anechoic, its officers or directors, to discharge duties or obligations owed to such shareholder.

  12.2 Indemnification Obligations of Buyer.  From and after the Closing Date,
       ------------------------------------
Buyer shall indemnify and hold harmless Sellers, and their successors, assigns, heirs and personal representatives, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

       (a) Any misrepresentation, breach or failure of any warranty or representation made by Buyer in this Agreement.

       (b) Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

       (c) Any Proceeding against Sellers by any Person (other than Buyer) based on any act or omission occurring after the Closing Date relating to or arising in connection with Buyer's operation of the Business.

  12.3 Indemnification Notice.  With respect to each event, occurrence or matter
       ----------------------
("Indemnification Matter") as to which Buyer on the one hand, or Sellers on the other hand (referred to as the "Indemnitee"), is entitled to indemnification from the other (referred to as the "Indemnitor") under this Section 12, within ten days after the Indemnitee receives any written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice").

  12.4 Defense of Indemnification Matters.  If an Indemnification Matter
       ----------------------------------
involves a third party action, suit, claim or demand, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of the Indemnification Matter (referred to as the "Defense"), except that:

       (a) The Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense.

       (b) If the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee's business or its relationship with any customer, supplier, employee, contractor, salesman, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto and shall be entitled to participate in the Defense at its expense and through counsel of its choice.

       (c) The Indemnitor shall not consent to any Judgment or agree to any settlement without the Indemnitee's prior written consent.

       (d) If the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto.

       (e) In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

  12.5 Indemnification Payments.  All amounts owed by the Indemnitor to the
       ------------------------
Indemnitee (if any) shall be paid in full within three business days after a final settlement or agreement as to the amount owed is reached, or after a final Judgment (without further right of appeal) determining the amount owed is rendered.

  12.6 Limits on Indemnification.  Regardless of which party or parties is the
       -------------------------
Indemnitor, and notwithstanding the other provisions of this Section 12, the Indemnitor's liability under this Section 12 shall be limited as follows:

       (a)  Deductible.     No amount shall be payable by the Indemnitor under
            ----------
this Section 12 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 12 exceeds Fifty Thousand

Dollars ($50,000), in which event such aggregate amount and all future amounts payable by the Indemnitor under this Section 12 shall be payable in full.

       (b)  Ceiling.   The Indemnitor's total liability under this Section 12
            -------
shall in no event exceed, in the aggregate, the Purchase Price.

       (c)  Time Limit.     With respect to any Indemnification Matter, the
            ----------
Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice in accordance with Section 12.3 within 24 months after the Closing Date.

       (d)  Exceptions.     None of the foregoing limitations shall apply in
            ----------
the case of any Indemnification Matter involving recklessness, intentional misrepresentation, fraud or criminal matters.

  12.7 Setoff and Holdback.  In addition to all other rights and remedies that
       -------------------
the Indemnitee may have, the Indemnitee shall have the right to setoff, against any monies or other amounts due, inclusive of the Stock Payment, to the Indemnitor (whether under this Agreement or otherwise), any sums for which the Indemnitee is entitled to indemnification under this Section 12 or any other sums which the Indemnitor may owe to the Indemnitee (whether under this Agreement or otherwise). The Indemnitee's rights to indemnification under this
Section 12 shall under no circumstances be in any manner limited by this right of setoff. If any Indemnification Matters are pending at the time the Indemnitee is required to make any payment to the Indemnitor (whether under this Agreement or otherwise), then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, determined by the Indemnitee reasonably and in good faith, which amount shall be subject to revision (upward or downward) from time to time upon the discovery of additional material information with respect to such matter.


SECTION 13:  TERMINATION, AMENDMENT AND WAIVER
----------------------------------------------


13.1   Termination.  This Agreement may be terminated and the transactions
       -----------
contemplated hereby abandoned at any time before Closing, in accordance with any of the following methods:

       (a) By the mutual written consent of Buyer and Sellers.

       (b) By written notice from Buyer to Sellers, or from Sellers to Buyer, if the Closing does not occur on or before September 30, 1997, for any reason other than a breach of this Agreement by the party giving such notice.

       (c) By written notice from Buyer to Sellers, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of Buyer set forth in Section 9 cannot be satisfied for a reason other than Buyer's breach of this Agreement, and Buyer is not willing to waive the satisfaction of such condition.

       (d) By written notice from Sellers to Buyer, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of Sellers set forth in Section 8 cannot be satisfied for a reason other than AEMI's or Sellers' breach of this Agreement, and Sellers are not willing to waive the satisfaction of such condition.

       (e) By written notice from Buyer to Sellers, if AEMI or Sellers breach any of their representations, warranties, covenants or agreements contained in this Agreement.

       (f) By written notice from Sellers to Buyer, if Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

  13.2 Effect of Termination.  Upon termination of this Agreement pursuant to
       ---------------------
Section 13.1, this Agreement shall be of no further force and effect, and there shall be no liability on the part of any party hereto, except for the obligations of the parties under Sections 14.1, 14.2 and 14.3, and except that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

  13.3 Amendment.  This Agreement may be amended, modified or supplemented by
       ---------
the parties hereto, whether before or after approval by Buyer's shareholders, provided that any such amendment, modification or supplement shall be in writing and signed by the parties hereto.

  13.4 Waiver.  No waiver with respect to this Agreement shall be enforceable
       ------
unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.


SECTION 14:  OTHER PROVISIONS
-----------------------------


  14.1 Confidentiality.  During the period from the date of this Agreement to
       ---------------
the Closing Date, (a) each of the parties shall maintain the confidentiality of all information normally maintained as confidential and exchanged among them in connection with this Agreement, in the same manner that the recipient of the information maintains the confidentiality of its own confidential information, and (b) none of the parties will discuss the existence or nature of this Agreement or the transaction contemplated hereby with any of AEMI's customers, prospects, suppliers, employees, contractors, salesmen, agents or representatives, except in the manner reasonably determined by Buyer. If this Agreement is terminated in accordance with Section 13 or by the written agreement of Sellers and Buyer, then each party shall promptly return all confidential information and materials of the other parties, and the provisions of the foregoing sentence shall survive such termination indefinitely. Sellers and Buyer each acknowledge that any breach of this Section 14.1 may cause irreparable injury to the others for which money damages could not adequately compensate. If there is such a breach, the aggrieved party shall be entitled, in addition to all other rights and remedies they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching parties from continuing such breach. The existence of any claim or cause of action which any of the breaching parties may have against any of the aggrieved parties shall not constitute a defense or bar to the enforcement of this Section 14.1.

  14.2 Publicity.  All voluntary public announcements concerning the
       ---------
transactions contemplated by this Agreement shall be mutually acceptable to both Buyer and Sellers. Unless required by Law, neither party shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other party. With respect to any announcement that any of the parties is required by Law to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other party before issuing the announcement.

  14.3 Expenses.  Each party shall pay all of the costs and expenses incurred by
       --------
it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement.

  14.4 Notices.  All notices, consents or other communications required or
       -------
permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 72 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to AEMI or Sellers shall be simultaneously sent to Steven H. Wilhelm, Esquire, 155 Fourth Avenue, Suite 200, San Diego, CA 92101 and A. V. Arias and Company, 7676 Hazard Center Drive, Suite 450, San Diego, CA 92106-4507, Attention: Alfonso V. Arias, Jr. A copy of each notice to Buyer shall be simultaneously sent to Blank, Rome, Comisky & McCauley, 1200 Four Penn Center Plaza, Philadelphia, Pennsylvania 19103, Attention: Arthur H. Miller. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.4, except that any such change of address notice shall not be effective unless and until received.

  14.5 Reliance by Buyer.  Notwithstanding the right of Buyer to investigate the
       -----------------
Business, AEMI's Assets and the financial condition of AEMI, Buyer has the unqualified right to rely, and has relied, upon the representations and warranties of AEMI and Sellers made in this Agreement.

  14.6 Survival of Representations.  All representations, warranties and
       ---------------------------
covenants made in or pursuant to this Agreement shall survive the date hereof, the Effective Date and the consummation of the transactions contemplated hereby.

  14.7 Interpretation of Representations.  Each warranty and representation made
       ---------------------------------
by Sellers in this Agreement is independent of all other warranties and representations made by Sellers (whether or not covering related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualifications to any other warranty or representation.

  14.8 Entire Understanding.  This Agreement, together with the Exhibits,
       --------------------
Schedules and the Disclosure Letter hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

  14.9 Parties in Interest.  This Agreement shall bind, benefit, and be
       -------------------
enforceable by and against each party hereto and its successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties.

  14.10  Severability.  If any provision of this Agreement is construed to be
         ------------
invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

  14.11  Counterparts.  This Agreement may be executed in any number of
         ------------
counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

  14.12  Section Headings.  The section and subsection headings in this
         ----------------
Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

  14.13  References.  All words used in this Agreement shall be construed to be
         ----------
of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, (i) the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, (ii) the word "including" and similar references shall be construed to mean "including without limitation" or "including but not limited to."

  14.14  Controlling Law.  This Agreement is made under, and shall be construed
         ---------------
and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Any action arising out of this Agreement or the transactions contemplated hereby shall be instituted in the state or federal court located in Philadelphia, Pennsylvania and each party waives any objection which such party may have to such venue, and irrevocably submits to the jurisdiction of any such court in any such action. THE PARTIES HERETO WAIVE THEIR RIGHTS TO TRIAL BY JURY AND AGREE THAT ANY DISPUTES HEREUNDER SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

  14.15  No Third Party Beneficiaries.  No provision of this Agreement is
         ----------------------------
intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of AEMI.

         14.16  Construction.  The parties acknowledge that each has been
                ------------
represented by counsel in connection with this transaction, and each has had the opportunity to fully consult with its advisors. Accordingly, when construing this Agreement or the Ancillary Agreements, they shall be construed as prepared by both the Buyer and the Sellers and shall not be construed more strictly against the Buyer.

  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.


ORBIT/FR, INC.


By: /s/ Aryeh Trabelsi           /s/ Gabriel A. Sanchez
   ----------------------------  ------------------------------------
  Name:                          GABRIEL A. SANCHEZ
  Title: President

                                 /s/ Barbara J. Sanchez
                                 ------------------------------------
                                 BARBARA J. SANCHEZ


                                 ANECHOIC SYSTEMS, INC.


                                 By: /s/ Gabriel A. Sanchez
                                    ---------------------------------
                                      Name:
                                      Title: President


                                 ADVANCED ELECTROMAGNETICS, INC.


                                 By: /s/ Gabriel A. Sanchez
                                    ---------------------------------
                                      Name:
                                      Title: President

                                  SCHEDULE 3.1

                        DETERMINATION OF PURCHASE PRICE



  1. The Purchase Price shall be equal to six (6) times the net weighted average after tax profit ("Weighted Profit"), as calculated using the method on pages 4 and 12 of the attached report prepared by the certified public accountant of AEMI, and as adjusted to reflect Sanchez' salary as US$120,000 instead of US$150,000.

  2. The weighted profits shall be adjusted based upon AEMI's final reported numbers as reflected in its audited financial statements as of March 31, 1995, March 31, 1996 and March 31, 1997, as audited by Ernst & Young.

  3.   In no event shall the Purchase Price exceed $1,600,000.

  4. The Purchase Price as determined above shall be subject to the greater of the following negative adjustments:

       (a) Equity Adjustment.  The Purchase Price shall be adjusted, if
           -----------------
necessary, based upon the final value of AEMI's net worth as of March 31, 1997 as audited by Ernst & Young. Specifically, any amount by which AEMI's net worth exceeds US$549,213 shall be added to the Purchase Price and any amount by which AEMI's net worth falls short of US$549,213 shall be subtracted from the Purchase Price.

       a.  Working Capital Adjustment.  The Purchase Price shall be adjusted, if
           --------------------------
necessary, based upon the final value of AEMI's net working capital as of March 31, 1997 as audited by Ernst & Young which for purposes hereof is defined as current assets minus current liabilities. Specifically, any amount by which AEMI's working capital falls short of $500,000 shall be subtracted from the Purchase Price.

  5. In no event shall AEMI's long-term loan to Sanchez (inclusive of principal and interest) exceed $300,000 at March 31, 1997.

                                  SCHEDULE 3.4

                          ALLOCATION OF PURCHASE PRICE


To be determined at or prior to Closing.

                                  SCHEDULES

     The following Schedules have been omitted pursuant to Item 601(b)(2) of Regulations S-K:

Schedule 4.1  -Organization & Authority

Schedule 4.2  -Capital Structure

Schedule 4.3  -Effect of Agreement

Schedule 4.4  -Financial & Corporate

Schedule 4.5  -Compliance with Law

Schedule 4.7  -Conduct of Operations

Schedule 4.8  -Current Assets

Schedule 4.9  -Tangible Property

Schedule 4.10 -Real Property

Schedule 4.11 -Software & Intangibles

Schedule 4.12 -Obligations

Schedule 4.13 -Contracts

Schedule 4.14 -Customers & Suppliers

Schedule 4.15 -Employees & Independent Contractors

Schedule 4.16 -Employee Benefit Plans

Schedule 4.19 -Insurance

Schedule 4.21 -Related Party Transactions


     The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.